UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 25, 2016

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-205960 (1933 Act)	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2016, we, through GAHC4 Charlottesville VA MOB, LLC, our wholly owned subsidiary, entered into an Agreement of Sale, or the Agreement, with PJP Building Five, L.C., or seller, and Chicago Title Insurance Company, as escrow agent, for the purchase of Charlottesville MOB, an approximately 74,000-square-foot medical office building located in Charlottesville, Virginia, for a purchase price of $20,120,000, plus closing costs. Charlottesville MOB is currently approximately 95 percent leased to three tenants, including Martha Jefferson Hospital, University of Virginia Physicians Group and the United States of America, acting through the Department of Veterans Affairs. Medical services provided at Charlottesville MOB include internal medicine, orthopaedics and health and wellness cardiopulmonary rehabilitation. We are not affiliated with seller or Chicago Title Insurance Company.

The material terms of the Agreement include: (i) a due diligence period of 30 days from the later of the effective date of the Agreement or our receipt of the Seller Materials, as defined in the Agreement; (ii) a deposit of $500,000 due within three business days after the effective date of the Agreement; (iii) a closing date within 15 days following the expiration of the due diligence period; (iv) seller’s obligation to defease the existing loan secured by a lien on Charlottesville MOB, at seller’s sole cost and expense, at closing and to reimburse us for out-of-pocket costs up to $75,000 in the event seller fails to complete the defeasance at closing; (v) seller’s obligation, at its sole cost and expense, to satisfy, at or prior to the closing date, the first lien deed of trust in favor of Alexander Title Agency, Inc. that encumbers Charlottesville MOB, to be released in connection with the defeasance of Charlottesville MOB, and all other monetary encumbrances affecting Charlottesville MOB in a total amount of $250,000 or less; (vi) a right to terminate the Agreement, in our sole discretion and for any reason whatsoever, at any time prior to or on the expiration of the due diligence period upon written notice, in which case the deposit shall be refunded to us; (vii) a provision providing that Chicago Title Insurance Company shall hold back the sum of $300,000 from the purchase price to be placed in escrow for a period beginning on the closing date until 12 months after the closing date, which funds shall be used to satisfy seller’s surviving post-closing obligations under the Agreement and any documents executed by seller and delivered to us at closing; (viii) in the event any representation or warranty made by seller is or becomes materially inaccurate prior to the closing date, the right for us to either proceed to closing or terminate the Agreement upon written notice and recover the full deposit and, in the event such inaccuracy is the result of seller’s willful or intentional act or failure to act, or seller’s breach of its covenants set forth in the Agreement, pursue default remedies, as described in the Agreement; and (ix) in the event that seller is in default, the right for us to either terminate the Agreement upon written notice, recover the full deposit and receive reimbursement of out-of-pocket costs up to $75,000, or seek specific performance, and in the event that seller is in default and we have funded the balance of the purchase price at closing, said balance shall be promptly returned to us. The Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements.

We intend to finance the acquisition of Charlottesville MOB from funds raised through our initial public offering. We also anticipate paying an acquisition fee based on the purchase price of the property to our advisor in connection with the acquisition of such property, as described in the prospectus for our initial public offering. We anticipate closing this acquisition in the third quarter of 2016; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of Charlottesville MOB is subject to substantial conditions to closing.

The material terms of the agreement discussed above are qualified in their entirety by the Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement of Sale by and between PJP Building Five, L.C., GAHC4 Charlottesville VA MOB, LLC and Chicago Title Insurance Company, dated July 25, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.

July 27, 2016	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Agreement of Sale by and between PJP Building Five, L.C., GAHC4 Charlottesville VA MOB, LLC and Chicago Title Insurance Company, dated July 25, 2016